Exhibit 10.2
NETRONOME SYSTEMS INC.
AMENDED AND RESTATED ORIGINAL EQUIPMENT MANUFACTURER AGREEMENT
     This AMENDED AND RESTATED ORIGINAL EQUIPMENT MANUFACTURER AGREEMENT (the “Agreement”) is entered into as of May 10, 2010 (the “Effective Date”) between Netronome Systems Inc., a Delaware corporation with its principal place of business at 144 Emeryville Drive, Suite 230, Cranberry Township, PA 16066 (“Netronome”) and Sourcefire, Inc., a Delaware corporation with its principal place of business at 9770 Patuxent Woods Drive, Columbia, MD 21046 (“OEM”). Capitalized terms used in this Agreement and not otherwise defined in Exhibit A (“Definitions”) hereto shall have the meanings set forth elsewhere in this Agreement. Netronome and OEM may be individually referred to herein as a “Party” and collectively as the “Parties”.
BACKGROUND
Netronome manufactures and sells, among other things, Equipment as more fully described below. The Parties entered into that certain Original Equipment Manufacturer Agreement dated November 25, 2008, as amended (the “Prior Agreement”), and OEM and Netronome now desire to amend and restate the Prior Agreement to include Finished Products as part of the Equipment and to allow OEM to purchase the Equipment (including without limitation, the Finished Products) and license the Licensed Materials from Netronome on an original equipment manufacturer basis in order to resell, sublicense or lease such Equipment or other Licensed Materials to its Customers throughout the Territory in combination with its own products and services. Netronome is willing to sell such Equipment (including without limitation, the Finished Products) and license such Licensed Materials to OEM. The provisions of this “Background” section are intended to generally explain the reasons that Netronome and OEM have entered into this Agreement, but do not constitute a portion of the contractual obligations, terms or conditions agreed to by the Parties, which are set forth in the following sections of the Agreement.
     NOW, THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound hereby, the Parties agree as follows:
1. APPOINTMENT AND AUTHORITY OF OEM
     1.1. Appointment. Subject to the terms and conditions set forth herein, Netronome hereby appoints OEM as Netronome’s nonexclusive distributor of the Equipment and Licensed Materials to OEM’s Customers and End-Users in the Territory, and OEM hereby accepts such appointment. Nothing in this Agreement shall preclude (i) Netronome from marketing, selling, leasing or maintaining any Netronome Products to or for any other customer, including, without limitation, End-Users, original equipment manufacturers or other distributors, or (ii) OEM from marketing, selling, leasing or maintaining any other products similar to, or competitive with, the Equipment or Licensed Materials to or for any customer, including, without limitation, End-Users, original equipment manufacturers or other distributors.
     1.2. Territorial Responsibility. OEM may not market or distribute any Netronome Products to End-Users located outside of the Territory without the prior written consent of Netronome and shall refer to Netronome all inquiries and referrals received by OEM regarding potential sales of Netronome Products outside the Territory.
     1.3. Independent Contractors. The relationship of Netronome and OEM established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either Party the power to direct and control the day-to-day activities of the other, (ii) constitute the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow either Party to create or assume any obligation on behalf of the other Party for any purpose whatsoever.
2. TERMS OF PURCHASE OF EQUIPMENT BY OEM
     2.1. Terms and Conditions. This Agreement covers the (i) purchase of the Hardware components of the Equipment, (ii) license and permitted use of the Licensed Materials, (iii) purchase of Support Services associated with the Equipment and the Licensed Materials, (iv) purchase of Finished Products, and (v) the purchase

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of other Services pursuant to the terms and conditions contained in a separately executed statement of work. All purchases of Equipment and licenses of Licensed Materials by OEM from Netronome during the Term shall be subject to the terms and conditions of this Agreement, and except as otherwise expressly stated in writing by the Parties that the Purchase Order is intended to modify this Agreement (including expressly referencing in the Purchase Order the sections and provisions of this Agreement that are to be modified) nothing contained in any Purchase Order shall in any way modify such terms of purchase or license, or otherwise add any additional terms or conditions. Netronome acknowledges and agrees that OEM is authorized to resell the Netronome Products to OEM’s contract manufacturers at OEM’s Purchase Price for the purpose of integrating the Netronome Products into OEM products and for subsequent delivery to OEM and its Customers. Netronome further agrees to permit OEM’s contract manufacturers to place Purchase Orders with Netronome for the purchase of Netronome Products that will be integrated into OEM’s products, and Netronome agrees to sell to such contract manufacturers such Netronome Products at prices no greater than the OEM Pricing.
     2.2. Purchase Prices. The Purchase Price for any Equipment purchased or Licensed Materials licensed hereunder shall be the List Price therefore as of the date Netronome Receives a Purchase Order therefore, less the applicable discount set forth in Exhibit C-2 (“OEM Pricing”). Netronome shall have the right at any time to prospectively revise the List Price for any Equipment or Licensed Materials upon at least forty-five (45) days’ advance written notice to OEM, provided that any proposed increase in the Purchase Price shall be tolled for as long as and to the extent necessary to take into account the following restrictions: (i) any such price increase may not be greater than those sold to another customer with similar volumes, (ii) any such price increase shall only apply to Purchase Orders Received by Netronome after the effective date of such price revision, (ii) any such price increase shall not affect unfulfilled Purchase Orders accepted by Netronome prior to the effective date of the price revision, (iii) any such price decrease shall apply to unfulfilled Purchase Orders accepted by Netronome prior to the effective date of the price revision but not yet shipped, and (iv) except as mutually agreed to by the Parties, the Purchase Price for any Equipment purchased or Licensed Materials licensed hereunder may be increased no more than by five percent (5%) in any twelve (12) month period, unless such price increase is directly attributable to the increase in the production costs of the Equipment. In the event the Parties fail to agree upon a Purchase Price increase proposed under Section 2.2.(iv) by the proposed effective date of the change, then pursuant to Section 7.2.2. hereof (“Termination for Cause”), OEM shall have the right to terminate this Agreement for “cause”, as well as any outstanding Purchase Orders placed against this Agreement affected by the proposed increase, without any cost to, or liability or obligation of, OEM related to such outstanding Purchase Orders and any remaining units under the Cumulative Commitment.
     2.3. Taxes. OEM agrees to pay, and to indemnify and hold Netronome harmless from, any sales, use, excise, import or export, value added or similar tax, not based on Netronome’s net income, as well as the collection or withholding thereof, including penalties and interest, as well as any costs associated with the collection or withholding thereof, and all government permit or license fees and all customs, duty, tariff and similar fees levied upon Delivery of the Equipment or other Licensed Materials, as well as any costs associated with the collection of any of the foregoing items. OEM will be responsible for obtaining, at its expense, all required import licenses, permits or other governmental orders. If a resale certificate or other certificate, document or other evidence of exemption or payment or withholding of taxes by OEM is required in order to exempt the distribution of the Equipment or licensing of the Licensed Materials from any such liability or to enable Netronome to claim any tax exemption, credit, or other benefit, OEM will promptly furnish such certificate or document to Netronome.
     2.4. Order and Acceptance. All Purchase Orders for Equipment or Licensed Materials submitted by OEM shall be initiated by a Purchase Order sent to Netronome and requesting a Scheduled Delivery Date during the Term; provided, however, that a Purchase Order may initially be placed orally or by telecopy or telex if a confirming hard copy of the Purchase Order is received by Netronome within ten (10) days after such oral, telecopy or telex Purchase Order. No Purchase Order shall be binding upon Netronome until accepted by Netronome in writing (electronically or otherwise), and Netronome shall have no liability to OEM with respect to Purchase Orders that are not accepted. Netronome shall use reasonable commercial efforts to notify OEM of the acceptance or rejection of a Purchase Order and of the assigned delivery date for accepted Purchase Orders within five (5) days after Receipt of the Purchase Order. OEM shall submit Purchase Orders and Change Orders to Netronome consistent with the applicable lead times set forth in Exhibit B-1 (as amended from time to time by Netronome). No partial shipment of a Purchase Order shall constitute the acceptance of the entire Purchase Order, absent the written acceptance of such entire Purchase Order. Netronome shall use reasonable commercial efforts to Deliver Equipment

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or other Licensed Materials as specified in Netronome’s written acceptance of OEM’s Purchase Order; provided, however, that in the case of an accepted Emergency Purchase Order, Netronome shall use reasonable best efforts to Deliver such Equipment or other Licensed Materials.
     2.5. Cancellation and Reschedule Charges. OEM may utilize written change orders (“Change Order(s)”) without penalty for Purchase Orders that have not yet been accepted by Netronome. For Purchase Orders that have been accepted by Netronome but have not yet been shipped, OEM may utilize a Change Order to change the quantity ordered, delay Delivery, or cancel the Purchase Order altogether. Unless Netronome agrees otherwise in writing (electroncally or otherwise), no Change Order shall be effective unless accompanied by the following Change Order Fees (“Change Order Fees”), if any, specified below:
     2.5.1. Requests Made Greater than 60 Days. In the event Netronome Receives a Change Order more than sixty (60) days before the Scheduled Delivery Date as specified under the current Purchase Order, Netronome will honor the modified Purchase Order as requested at no charge.
     2.5.2. Requests Made Between 31 and 60 Days. In the event (i) (a) Netronome Receives a Change Order between sixty (60) and thirty-one (31) days before the Scheduled Delivery Date as specified under the current Purchase Order, and (b) OEM agrees to pay Netronome a Change Order Fee equal to ten percent (10%) of the Purchase Price of the Equipment requested to be modified under the Change Order, then (ii) Netronome may either (a) accept the Change Order as requested and invoice OEM for the Change Order Fee, or (b) cancel the Purchase Order.
     2.5.3. Requests Made 30 Days or Less. In the event Netronome Receives a Change Order thirty (30) days or less before the Scheduled Delivery Date as specified under the current Purchase Order, Netronome shall not be obligated to honor the modified Purchase Order as requested.
Notwithstanding subsections 2.5.2. and 2.5.3. above, (i) in no event shall OEM be liable for any Change Order Fees to the extent the the Change Order, if accepted, would result in an increase in quantity of the units of Equipment ordered under the current Purchase Order, and (ii) in no event will either Party be liable for the fees described therein to the extent the Change Order seeks to (a) correct any typographical or clerical errors, or (b) change the Place(s) of Delivery prior to the date of shipping. Any increase in the quantity of the Equipment on a Change Order may be at a Scheduled Delivery Date different than the original Purchase Order.
     2.6. Delivery. Netronome shall ship the Equipment to the Place(s) of Delivery specified in the Purchase Order, and Delivery shall be deemed to have occurred at Netronome’s shipping point upon shipment in accordance with this Agreement. Unless otherwise stipulated in this Agreement, the Equipment shall be Delivered duty unpaid. The time of Delivery as specified in this Agreement shall be strictly adhered to, and time shall be of the essence. Netronome may Deliver any Equipment or other Licensed Materials electronically to the extent that such Equipment or other Licensed Materials, or portion thereof, can be so Delivered subject to its then-current delivery procedures. Unless otherwise agreed to by the Parties, Netronome shall include all Documentation in the shipping cartons for all Finished Products that are ordered by OEM or make such Documentation electronically available to End Users for the Finished Products.
     2.7. Shipping. To the extent any Equipment or other Licensed Materials cannot be Delivered electronically, Netronome will ship, unless instructed otherwise, by standard ground and prepay and add freight costs from Netronome’s shipping point to the Place(s) of Delivery specified on the Purchase Order. All freight arrangements will be billed to OEM. All Equipment shipped pursuant to the terms of this Agreement shall be suitably packed for shipment in Netronome’s standard shipping cartons, marked for shipment to the Place(s) of Delivery, and shipped FOB Origin (Netronome’s designated manufacturing facility in Cranberry Township, Pennsylvania), provided, however, Netronome shall ship all Finished Products in the specific shipping cartons requested by OEM. Upon Delivery, risk of loss to the Equipment or other Licensed Materials (and title to the Hardware included in such Equipment) shall pass to OEM. Unless otherwise instructed in writing by OEM, Netronome shall select the carrier. All freight, insurance and other special shipping expenses, as well as any special packing expense, shall be paid by OEM from the FOB shipping point.

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     2.8. Payment. Netronome shall invoice OEM upon shipment in United States dollars, net thirty (30) days from the date of invoice, including any freight, taxes or other applicable costs initially paid by Netronome but to be borne by OEM. OEM agrees to pay any amounts invoiced by Netronome in accordance with this Agreement by wire transfer or as otherwise directed by Netronome. With Netronome’s written permission, OEM may off-set any amounts due under such invoices by any claim for discrepancies and/or defective Equipment made in accordance with this Agreement. In the event the number of DOA units exceed twenty percent (20%) of the total comparable unit shipments for the previous ninety (90) day period, OEM may, without penalty, hold-back up to twenty percent (20%) of its payment of any valid invoice rendered hereunder (“short pay”) until such time as the DOA percentage falls below twenty percent (20%) of the total unit shipments measured over a succeeding ninety (90) day period. Netronome reserves the right to charge OEM a late payment in the event OEM fails to remit undisputed invoice payments when due, in an amount not to exceed one and one-half percent (1 1/2%) per month with respect to any amount in arrears, or the maximum rate allowable by law, whichever is less. OEM shall pay all of Netronome’s costs and expenses (including reasonable attorney’s fees) to enforce Netronome’s rights under this section (Section 2.8).
     2.9. Inspection; Quality Assurance. The Parties acknowledge the requirement that the Equipment be supplied with as close to a “zero defect rate” as is practicably possible, that they be designed for long life and robustness and that they should generally perform to their Specifications for up to five (5) years (the “Service Life”). The Equipment and the Licensed Materials should be subjected to the quality test plan specified in Exhibit H (“Quality Test Plan”). Prior to Delivery of the Equipment, Netronome will perform its standard test procedures or programs which are applicable to the Equipment and the Licensed Materials as well as the Enhanced Inspection specified in Exhibit G (“Enhanced Inspection”) hereto. If OEM has conveyed in writing its intention to witness Netronome’s tests or the Enhanced Inspection, OEM shall be responsible for any out-of-pocket expenses or charges that may be associated with witnessing such tests. OEM shall be deemed to have accepted each such Netronome Product upon Netronome’s completion of final acceptance tests at Netronome’s designated facility in Cranberry Township, Pennsylvania.
     2.10. Epidemic Failure. In the case of an Epidemic Failure, Netronome shall, within ten (10) business days, propose an action plan to fix the failure of any affected Netronome Product(s) and to implement this action plan immediately upon OEM’s acceptance thereof. If the action plan is not acceptable to OEM, OEM can require Netronome to repair or replace, at Netronome’s option, the affected Netronome Product(s). The repair or replacement shall be done at mutually agreed-upon location(s); provided, however, that costs of repair or replacement together with the reasonable shipping, transportation and other costs of gathering and redistributing the Netronome Products shall be borne by Netronome. In addition to bearing the costs associated therewith, if requested by OEM, Netronome shall support and provide at Netronome’s expense a sufficient number of Netronome Products to permit the field exchange or “hot swap” of Netronome Product(s) at customer sites. The Parties agree to make all reasonable efforts to complete the repair and replacement of all of the affected Netronome Product(s) within thirty (30) business days after written notice of Epidemic Failure by either Party. Netronome also agrees that OEM will be supported with accelerated shipments of replacement Netronome Product(s) to cover OEM’s supply requirements. OEM to make all reasonable efforts to return any replaced Netronome Products as soon as reasonably practicable.
     2.11. Allocation. Based on the Forecasts provided by OEM under Section 5.2.2 of this Agreement, Netronome will ensure that its manufacturing capacity is able to reasonably support OEM’s demand for all Purchase Orders. In the event OEM’s orders for Equipment exceeds a Forecast that Netronome relied upon to forecast Netronome’s manufacturing capacity, Netronome shall review its manufacturing capacity and inform OEM within five (5) business days or as soon as reasonably practical as to whether Netronome is able to manufacture and sell to OEM the Equipment identified in such Purchase Order. Netronome will also reasonably attempt to ensure that materials are available to satisfy and support the planned Delivery dates and other service and support requirements of this Agreement pursuant to the Forecasts. If Netronome is unable to meet its Delivery commitments hereunder and is required to allocate its capacity, inventory, test equipment, resources, use of personnel, parts, components, supplier resources or capabilities under 2-615 of the Uniform Commercial Code (or 13 Pa. C.S. §2615), Netronome may adopt an equitable plan of allocation and adjust delivery schedules accordingly, taking into consideration the percentage of volume purchased by OEM for specific Equipment or resources affected by the plan, and provided that Netronome (i) acts in good faith, and (ii) allocates its capacity, inventory, test equipment, resources, use of personnel, parts, components, and available supply of Equipment to fill orders for OEM in accordance with the

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following priorities: (a) Emergency Purchase Orders for Spare(s) to be filled first; and (b) a fair allocation between OEM’s other Purchase Orders and Netronome’s other non-expedited purchase orders / requirements to be filled next.
     2.12. Netronome Commitments for Finished Products. Netronome agrees to comply with all other reasonable requests made by OEM at OEM’s cost with respect to the packaging, shipment and delivery of Finished Products including, without limitation, shipping Finished Products directly to OEM’s Customers and performing the obligations set forth in Exhibit C-2.
3. SOFTWARE LICENSING RIGHTS
     3.1. License to OEM. Subject to the terms of this Agreement, Netronome hereby grants to OEM (including its Affiliates) a non-exclusive, royalty-free, fully-paid license and right to use, copy, market, distribute and demonstrate the Licensed Materials in the Territory in carrying out OEM’s rights and obligations under this Agreement. Such rights shall not include sub-licensing the Licensed Materials except as permitted in Section 3.2.
     3.2. Right to Sublicense. Subject to the terms of this Agreement, Netronome hereby grants to OEM (including its Affiliates) a non-exclusive, royalty-free, non-transferable, right to sublicense the Licensed Materials (directly or indirectly through one or more tiers of distribution) to its Customers and End-Users located in the Territory solely for use with the Equipment purchased or leased by such End-Users. Each sale of Equipment shall include a non-exclusive, royalty-free, fully-paid license for the Licensed Materials which OEM may transfer and sublicense to its Customers and End-Users within the Territory. Except as set forth in this Agreement, no right or license is granted by this Agreement to OEM to use, copy, sublicense or otherwise transfer the Licensed Materials apart from the Equipment or to make any modifications or derivative works to the Licensed Materials. OEM shall not copy the Licensed Materials in whole or in part, except as reasonably necessary for distribution or maintenance of the Equipment. All copies of the Licensed Materials must contain all proprietary marks, legends and copyright notices that appear on the original copies delivered to OEM by Netronome.
     3.3. End-User Software License Agreement. OEM is authorized to transfer and sublicense the Licensed Materials to End-Users under the terms and restrictions of an End-User Software License Agreement provided it remains at least as protective of Netronome’s Intellectual Property Rights as those found in Netronome’s form of End-User license agreement attached hereto as Exhibit D-2 (“Netronome Form of End User License Agreement”). OEM shall require each End-User to accept the End-User Software License Agreement as a condition precedent to the purchase of the Equipment. Netronome has the right to review procedures for ensuring that End-Users enter into the End-User Software License Agreement and OEM shall comply with all modifications to such procedures reasonably requested by Netronome. OEM agrees that it will accept the return of the Equipment from End-Users who have not consented to be bound by the terms and restrictions of such End-User Software License Agreement. Notwithstanding anything else set forth in this Agreement, Netronome shall be solely responsible for including the license agreement that Netronome requires to accompany the Finished Products that are purchased by OEM and sold to End-Users. Such license agreement may be in either in a tangible “shrink-wrap” form that is included in the shipping cartons that contain the Finished Products or be in the form of an electronic “click-through” license agreement that is embedded in the Finished Product and required to be accepted upon installation. The Parties agree that as between OEM and Netronome, with respect to any Licensed Materials included in a Finished Product that Netronome will be the licensor of such Licensed Materials to the End-User.
4. LIMITED WARRANTIES AND DISCLAIMERS
     4.1. Limited Warranties. Netronome shall, and hereby does, provide the following limited warranties for the warranty periods specified below; provided, however, that OEM’s subscription to Netronome’s Support Plan may include the continuation of the warranty obligations specified below for the term of the Support Plan subscription:
     4.1.1. Equipment Warranty. Netronome warrants that the Equipment delivered under this Agreement will be (i) made entirely from new or equivalent to new parts, and (ii) free and clear of all liens, claims, encumbrances and other restrictions. In addition, Netronome warrants that during the period of fifteen (15) months following the Warranty Start Date (the “Equipment Warranty Period”), any Equipment

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obtained under this Agreement will (i) be free of defects in materials and workmanship, and (ii) under normal use, substantially conform to its Documentation.
     4.1.2. Software Warranty. Netronome warrants that during the period of ninety (90) days following the Warranty Start Date (the “Software Warranty Period”), any Software obtained under this Agreement will, under normal use, substantially conform to its Documentation.
     4.1.3. Media Warranty. Netronome warrants that for a period of one hundred and twenty (120) days following the Warranty Start Date, any media containing the Software (but not the Software itself) will, under normal use, be free of defects in materials and workmanship. If a defect in any such media should occur during this one hundred and twenty (120) day period, the media may be returned to Netronome and Netronome will replace the media without charge. Netronome shall have no responsibility to replace media if the failure of the media results from OEM’s accident, abuse or misapplication of the media.
     4.1.4. DOA Warranty. Netronome warrants that for a period of sixty (60) days following the Warranty Start Date, in the event any Equipment or other Licensed Materials, but excluding Finished Products, materially fails to substantially perform in accordance with its respective Documentation (“DOA”), Netronome shall replace the failed Netronome Product at no cost to OEM with a new Netronome Product by shipping its replacement within five (5) days of notification (including the results of any diagnostic tests reasonably requested by Netronome support), waiving any expedited charges, in order to effect the earliest reasonable replacement of such defective Netronome Product(s). With respect to Finished Products, Netronome warrants that for a period of one hundred and eighty (180) days from the date a Finished Product is Delivered by Netronome to OEM or a Customer, as applicable, that if such Finished Product is DOA then Netronome shall replace the failed Finished Product at no cost to OEM or the Customer, as applicable, with a new Finished Product by shipping its replacement within five (5) days of notification (including the results of any diagnostic tests reasonably requested by Netronome support), waiving any expedited charges, in order to effect the earliest reasonable replacement of such defective Finished Product(s). Notwithstanding the foregoing, cosmetic or other deficiencies that do not materially affect the Equipment or other Licensed Materials’ (including Finished Products) performance shall not, in and of themselves, render Equipment or other Licensed Materials “DOA” hereunder.
     4.1.5 Finished Product Warranty. Netronome represents and warrants to OEM that all Finished Products purchased by OEM shall not infringe upon or otherwise violate the Intellectual Property Rights of any third party.
     4.1.6 Netronome’s Export Licenses. Netronome represents, warrants and covenants that (i) Netronome has applied for and received all required export licenses and permits necessary to export Finished Products from the United States and that the Finished Products may be exported from the United States, and (ii) Netronome shall immediately notify OEM in the event that Finished Products are not capable of being exported or there is otherwise a limitation with respect to the exportation of Finished Products from the United States or import into any other jurisdiction. Netronome shall indemnify, defend and hold OEM harmless from and against any and all liabilities and third party claims, actions or demands resulting from a breach of this Section 4.1.6 by Netronome. OEM acknowledges and agrees that the export licenses that Netronome relies upon to export Finished Products have limits as prescribed by the U.S. Commerce Department’s Bureau of Industry and Security under the export classification system and the license and export rules and regulations implemented as part of such system.
     4.2. Exclusive Remedy. If any Equipment or Licensed Materials furnished by Netronome under this Agreement fails to conform to any warranty during the applicable warranty period, Netronome’s sole and exclusive liability for breach of warranty under this Sections 4.1.1-4.1.4 will be, at Netronome’s option, to either repair or replace the Equipment or other Licensed Materials. To receive the benefit of the foregoing warranties, OEM (or its designated agent) shall, within the applicable warrany period, notify Netronome of its warranty claim and request a Return Material Authorization (“RMA”) number. Netronome shall use reasonable commercial efforts to either (i) notify OEM of the RMA number within three (3) business days after Receipt of the request, or (ii) elect to advance replace any Equipment or other Licensed Materials subject to a warranty claim after consultation with OEM. In either event, within ten (10) days after Receipt of the RMA number or Netronome’s confirmation that it will

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advance replace the Equipment or other Licensed Materials subject to the warranty claim, OEM (or its designated agent) shall return to Netronome the Equipment or other Licensed Materials subject to the warranty claim, freight prepaid, in an appropriate shipping carton with the RMA number displayed on the outside of the carton. As promptly as possible but no later than thirty (30) working days after receipt by Netronome of properly rejected Equipment or other Licensed Materials, Netronome shall, at its option and expense, either repair or replace the Equipment or other Licensed Materials. Netronome shall pay the shipping charges back to OEM for properly rejected Equipment or other Licensed Materials; otherwise, OEM shall be responsible for the shipping charges. This is the Netronome’s only liability and OEM’s exclusive remedy for any claim under this Article 4, whether arising in tort or contract. Notwithstanding the foregoing, with respect to DOA warranty claims, Netronome shall replace a failed Netronome Product with new a Netronome Product within the time period set forth in Section 4.1.4.
     4.3. Disclaimer. EXCEPT FOR WARRANTIES SPECIFICALLY STATED IN THIS ARTICLE 4, NETRONOME HEREBY DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.
     4.4. Limitation of Liability. IN NO EVENT SHALL NETRONOME BE LIABLE FOR THE COST OF PROCUREMENT OF SUBSTITUTE GOODS BY OEM OR OEM’S CUSTOMER OR FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES FOR BREACH OF WARRANTY.
     4.5. Prohibition of Equipment Use In High Risk Activities and Life Support Applications. The Equipment is not designed, manufactured or intended for use or resale as on-line control equipment in hazardous environments requiring fail-safe performance, such as in the operation of nuclear facilities, aircraft navigation or communications systems, air traffic control, life support systems, human implantation or systems or any other application where product failure could lead to loss of life or catastrophic property damage (“High Risk Activities”). Accordingly Netronome and, where applicable, Netronome’s third party licensors specifically disclaim any express or implied warranty of fitness for High Risk Activities. OEM will indemnify, defend and hold Netronome harmless from any loss, cost or damage resulting from OEM’s breach of the provisions of this Section 4.5, including without limitation attorneys’ fees and costs relating to any lawsuit or threatened lawsuit, arising out of such use or sale.
5. ADDITIONAL OBLIGATIONS OF OEM
     5.1. Minimum Commitment(s). In consideration of the licenses granted above and discounting schedules extended in Exhibit C-2 (“OEM Pricing”), during the Term (including the period of time the Prior Agreement was in effect) OEM agrees to purchase the Minimum Commitment(s) of Equipment outlined in Exhibit C-2 (“OEM Pricing”).
     5.2. Reports, Forecasts and Business Reviews.
          5.2.1. Sales Reports. To the extent necessary to facilitate Netronome’s production scheduling, by April 30th, July 31st, October 31st and January 31st of each year during the Term, OEM shall provide Netronome with a quarterly sales report in an electronic format mutually agreeable to the Parties (“Quarterly Sales Report”). At a minimum, such Quarterly Sales Report shall include: (i) the description and quantities of the Equipment purchased during the prior calendar quarter, (ii) an inventory of all Equipment in OEM’s stock as of the end of the prior calendar quarter, (iii) an inventory of all Equipment shipped in the prior calendar quarter, and (iv) reasonable geographic information related to the units of Equipment sold during the prior calendar quarter, including, at least, whether the sale was within or outside of United States.
          5.2.2. Forecasts. To the extent necessary to facilitate Netronome’s production scheduling, by April 30th, July 31st, October 31st and January 31st of each year during the Term, OEM shall provide Netronome with a good faith forecast (“Forecast”) of its anticipated future Purchase Orders for Equipment for the next six (6) months. Netronome may rely on the most recent Forecast in anticipating the need for Equipment components and manufacturing for the six (6) month period following the Forecast (e.g., Netronome may rely on the April 30th Forecast for the six (6) month period ending October 31st in the same year).

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          5.2.3. Business Reviews. OEM and Netronome shall hold business review meetings at least three (3) times annually. At a minimum, the meetings shall discuss product roadmaps, product issues, and other operational items.
     5.3. Performance Obligations. OEM shall represent the Netronome Products accurately and fairly and shall avoid any misleading or unethical business practices. OEM shall not (i) make warranties of functionality or performance on any Netronome Products except as specifically set forth in the Documentation, or (ii) except as set forth in Section 9.3, alter, re-label or change the Netronome Products or the Documentation without the prior written approval of Netronome. OEM shall take all necessary steps to ensure compliance by its employees or its other representatives with OEM’s obligations under this Agreement.
     5.4. Installations. While as between the Parties OEM shall be solely responsible for the installation and operation of the Equipment covered hereby, in connection with OEM’s use of or installation of any such Equipment or other Licensed Materials, OEM may (i) rely on Netronome’s written instructions and related technical advice offered or given in connection with the use of or installation of any such Equipment or other Licensed Materials, and (ii) use, duplicate and disclose written instructions or related technical data delivered or disclosed by Netronome to OEM for the purpose of installation, operation or maintenance of the Equipment purchased by OEM. OEM, or its subcontractors, shall use industry standard practices when installing or operating the Equipment.
     5.5. Audit of OEM. OEM will keep and maintain, for a period of three (3) years, proper records and books of account relating to the license of the Licensed Materials under this Agreement. Upon reasonable notice to OEM, Netronome may exercise its Audit Rights with respect to such records no more than once every six (6) months to verify OEM’s performance hereunder; provided that OEM shall not be responsible for any of costs associated with the audit unless the audit reveals a discrepancy in payments due of more than five percent (5%), in which case OEM shall reimburse Netronome for the reasonable fees of the auditor conducting the Audit Rights.
6. ADDITIONAL OBLIGATIONS OF NETRONOME
     6.1. Delivery Time. In consideration of OEM’s efforts hereunder, Netronome shall deliver high quality products in conformance with the Documentation, minimize delivery time as much as practical and timely fulfill delivery obligations as committed in any acceptance of a Purchase Order hereunder.
     6.2. Advance Notification of Modifications. Netronome, in its sole discretion, shall have the right to make Modifications to any Equipment or other Licensed Materials; provided, however, that Netronome agrees to use reasonable best efforts to notify OEM in writing at least ninety (90) days in advance of making any significant form, fit, or functional change(s) to the Equipment or other Licensed Materials. In the event a critical situation occurs which forces a change to occur prior to expiration of this ninety (90) day notification period, OEM will be provided with notification promptly upon Netronome becoming aware of the situation. Furthermore, Netronome agrees to provide OEM and its contract manufacturers, as applicable, with the option to evaluate potential changes which affect form, fit, or function, in advance of forecasted or requested shipments to OEM. Such option may include the loan of Equipment for thirty (30) days. If the proposed changes are deemed unacceptable to OEM because they are likely to, or will ultimately, result in a material adverse effect on OEM’s business arrangement hereunder, upon written notification, Netronome will, upon receipt of OEM’s Purchase Order, supply OEM and its contract manufacturers, as applicable, with up to six (6) months of the forecasted requirements at the previous configuration before making the proposed change. If Netronome is not able to provide the previous configuration, Netronome will use reasonable commercial efforts to: (i) provide information to assist OEM in making changes to OEM’s products to accommodate changes, or (ii) provide OEM with End of Life Equipment or other Licensed Materials in accordance with this Agreement. If in OEM’s and Netronome’s mutual good faith judgment such remedies will be insufficient to enable to OEM to satisfy its on-going contractual obligations, OEM may elect to exercise its “Make or Manufacture Option” specified in Section 6.8 with respect to any Equipment (including Finished Products) or other Licensed Materials subject to such modifications.
     6.3. Equipment Discontinuance. Netronome, in its sole discretion, shall have the right to discontinue or otherwise “End of Life” (“EOL”) any Equipment or other Licensed Materials; provided, however, that Netronome agrees to use reasonable commercial efforts to notify OEM in writing at least one hundred eighty (180) days prior to any such discontinuation of Equipment or other Licensed Materials. If the proposed EOL is deemed

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unacceptable to OEM because it is likely to, or will ultimately, result in a material adverse effect on OEM’s business arrangement hereunder, upon written notification, Netronome will, at receipt of OEM’s Purchase Order, supply OEM with up to six (6) months of the forecasted requirements at the previous configuration before effectuating the EOL change. If Netronome is not able to provide the previous configuration, Netronome will use reasonable commercial efforts to: (i) provide information to assist OEM in making changes to OEM’s products to accommodate changes, or (ii) provide OEM with End of Life Equipment or other Licensed Materials in accordance with this Agreement. If in OEM’s and Netronome’s mutual good faith judgment such remedies will be insufficient to enable OEM to satisfy its on-going contractual obligations, OEM may elect to exercise its “Make or Manufacture Option” specified in Section 6.8 with respect to any Equipment (including Finished Products) or other Licensed Materials subject to such EOL status.
     6.4. Support Services. In addition to any warranty services provided under Article 4, during the period that OEM provides End-User Maintenance Services to End-Users, OEM may enroll in Netronome’s Support Plan by paying Netronome the specified Maintenance Fee. Upon payment of the Maintenance Fee, Netronome shall provide OEM with the applicable level of Support Services set forth in the Support Plan. Any Enhancements provided to OEM pursuant to the Support Plan shall be deemed part of the Licensed Materials licensed hereunder.
     6.5. End-User Maintenance. Provided OEM is up to date with the payment of Maintenance Fees, during the Term and for a period of five (5) years following the expiration or termination of this Agreement for any reason, Netronome shall provide OEM with Support Services necessary or prudent to enable OEM to provide its End-Users with End-User Maintenance Services for the Equipment and other Licensed Materials distributed hereunder.
     6.6. Training. Upon OEM’s request and at Netronome’s prevailing rates, Netronome shall provide training to OEM’s personnel regarding installation and service of the Equipment and other Licensed Materials. The training shall take place at a mutually agreed upon time and location and OEM shall reimburse Netronome for all reasonable out-of-pocket expenses, including travel and living expenses.
     6.7. Additional Services. OEM may request Netronome to perform consulting and support Services in addition to the Services set forth in this Article 6, including any services not provided under Section 6.4. Netronome may, at its sole option, agree to provide such Services at its prevailing rates then in effect for such Services, plus reimbursement for all reasonable out-of-pocket expenses. All fee-based and/or cost-based Services performed by Netronome for OEM are sold and itemized separately. Such Services shall be mutually agreed upon in a separate written and signed agreement as defined in a written Statement of Work. The Services covered under this Section 6.7 shall include but not be limited to design; design engineering; integration and assembly; testing; software, system, or hardware installation and configuration; component programming or coding; special storage, handling, or logistics; special packaging and/or labeling; kitting; and manufacturing or production support services.
     6.8. Make or Manufacture Option.
          6.8.1. Escrowed Materials; Release Conditions. During the Term of this Agreement, Netronome shall within thirty (30) days of the first customer shipment of the Netronome Products and thereafter within thirty (30) days of any material change in Source Code deliver the Escrowed Materials to an independent third party designated by OEM to be held in escrow at OEM’s expense. OEM shall be entitled to the release of the Escrowed Materials in the event of any of the following release conditions (each a “Release Condition”): (i) in the event OEM is entitled to exercise the “Make or Manufacture Option” in accordance with Sections 6.2 or 6.3 of this Agreement, or (ii) in the event Netronome (a) seeks protection under any bankruptcy, receivership or comparable proceeding, or if any such proceeding is instituted against Netronome (and not dismissed within ninety (90) days), or (b) is in material default of (1) its Support Services obligations, as defined in Exhibit F, and such material default has not been cured per the cure period as defined in Section 7.2.2, (2) its obligations to supply the Equipment or Licensed Materials to OEM, or (3) its Financial Covenant and other obligations set forth in Section 6.11 and Exhibit I (“Financial Covenant”) hereof. Notwithstanding the foregoing, to the extent that OEM exercises its right to the “Escrowed Materials” due to Netronome being in breach of its Financial Covenant, OEM agrees to suspend its use of the Escrowed Materials released hereunder upon Netronome’s demonstration that it has come back into compliance with its Financial Covenant.

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          6.8.2. Technology License. Subject to the terms and conditions of this Agreement (including without limitation any payment obligations), OEM shall have and Netronome hereby grants to OEM, a limited, non-exclusive, non-transferable, non-sublicensable license to view, use, modify and make derivatives of the Escrowed Materials, at no charge, sufficient to enable OEM to “step into Netronome’s shoes” to manufacture the Equipment and Licensed Materials, provided, however, that with respect to OEM’s right to exercise the Make or Manufacture Option for Finished Products, OEM shall be required to pay Netronome a license fee for the Escrowed Materials in such an amount to be negotiated by the parties at the time of such release. OEM shall only seek to exercise this license to the Escrowed Materials in the event of a Release Condition, and only for no more than the shorter period of (i) thirty (30) months following the first release of the Escrowed Materials, or (ii) one (1) year following the expiration or earlier termination of the Term of this Agreement.
OEM shall be prohibited from: (i) disclosing, selling, copying or otherwise transferring the Escrowed Materials except as necessary to carry out OEM’s right to distribute, support, maintain and manufacture the Equipment or Licensed Materials; (ii) removing the Escrowed Materials from OEM’s facilities or the facilities of OEM’s authorized manufacturer(s) of the Equipment or Licensed Materials, or (iii) creating any Enhancements, Modifications or Upgrades other than those to correct Material Defects. OEM further agrees, at all times while in possession of the Escrowed Materials, to protect against unlawful disclosure and ensure the integrity and protection of Netronome’s Intellectual Property Rights therein by maintaining, as applicable, Netronome’s proprietary rights notices on all technical manuals and related Documentation for the program(s).
     6.9. Audit of Netronome. Netronome will keep and maintain, for a period of three (3) years, proper records and books of account relating to its obligations to OEM under this Agreement. Upon reasonable notice to Netronome, OEM may exercise its Audit Rights with respect to such records no more than once every six (6) months to verify Netronome’s performance hereunder; provided that Netronome shall not be responsible for any of costs associated with the audit unless the audit reveals a discrepancy in payments due of more than 5%, in which case Netronome shall reimburse OEM for the reasonable fees of the auditor conducing the Audit Rights.
     6.10. Insurance. During the Term of this Agreement, Netronome shall maintain any insurance required by law and, to the extent not so required, the following insurance: (i) Worker’s Compensation insurance and Employer’s Liability insurance for its employees which shall fully comply with the statutory requirements of all applicable state and federal laws; (ii) Commercial General Liability Insurance, including contractual liability, products liability and completed operations coverage, premises-operations, broad-form property damage, independent contractors, personal injury) with limits of at least $1,000,000.00 for bodily injury, including death, to any one person, $1,000,000.00 as a result of any one occurrence, and $1,000,000.00 for each occurrence of property damage; (iii) Professional Liability (Errors and Omissions) insurance, with limits of not less than $2,000,000.00 per occurrence; and (iv) Umbrella Liability Insurance coverage with a minimum combined single and aggregate limit of $5,000,000.00. Netronome shall furnish OEM with certificates and/or adequate proof of the foregoing insurance. OEM shall be named as an additional insured on the insurance policies referred to in clause (ii), (iii) and (iv) above. Upon request by OEM, all the required insurance policies shall contain a provision stating OEM’s name and address and shall require the insurer to notify OEM in writing at least thirty (30) days prior to cancellation of, or any material change to, the policies.
6.11	Financial Covenant.
          6.11.1 Financial Covenant. During the Term of this Agreement, Netronome shall maintain, on a consolidated basis, the minimum cash balance (“Minimum Cash Balance”) set forth in Exhibit I (“Minimum Cash Balance”) hereto and meet its other related obligations set forth in this Section 6.11 (collectively, the “Financial Covenant”).
          6.11.2 Financial Information. To assist OEM in its confirmation of Netronome’s continued compliance with its Financial Covenant, Netronome agrees to provide OEM with the following: (i) quarterly during the Term, copies of its most recent Financial Statements, prepared in accordance with GAAP (consistently applied), whether audited or not, (ii) by April 30th, July 31st, October 31st and January 31st of each year during the Term, a cash flow forecast for Netronome, on a consolidated basis, for the next two succeeding calendar quarters (the “Cash Flow Forecast”), in such form and with such detail as is satisfactory to OEM, accompanied by such supporting detail and documentation as shall be requested by OEM in its reasonable discretion, and (iii) such other information

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as OEM may reasonably request concerning Netronome’s compliance with its Financial Covenant. As used herein, “Financial Statements” means Netronome’s consolidated balance sheets and statements of operations (i.e., profit and loss statements) prepared in accordance with GAAP, consistently applied. “GAAP” means the generally accepted accounting principles in the United States as in effect from time to time.
          6.11.3 Notice. Netronome agrees to promptly advise OEM if, to the best of its knowledge after due inquiry, Netronome has failed to satisfy its Financial Covenant. Netronome acknowledges and agrees that, for whatever period of time Netronome may be, or shall have been, in breach of its Financial Covenant during the Term, OEM’s Minimum Commitments obligations set forth in Section 5.1 and Exhibit C.2 (“OEM Pricing”) hereof may be tolled at OEM’s election for so long as Netronome has not cured its Financial Covenant and OEM is not otherwise entitled to exercise the “Make or Manufacture Option” in accordance with Section 6.8 of this Agreement. Notwithstanding the foregoing, to the extent the Minimum Commitment Period specified in Exhibit C-2 (“OEM Pricing”) hereof shall have been suspended due to Netronome being in breach of its Financial Covenant, the tolled Minimum Commitment Period shall cease to be suspended upon Netronome’s demonstration that it has come back into compliance with its Financial Covenant, whereupon the Minimum Commitment Period shall be extended to give effect to whatever period of time OEM’s Minimum Commitments obligations hereunder shall have been suspended.
7. TERM AND TERMINATION
     7.1. Term. This Agreement shall continue in force for a fixed term of two (2) years from the Effective Date (the “Initial Term”) and shall thereafter automatically renew for successive one (1) year terms (each a “Renewal Term” and together with the Initial Term, the “Term”) unless either Party provides written notice to the other Party within ninety (90) days prior to the end of the then-current Term of its intent to not renew the Agreement. This Agreement may be terminated earlier under the provisions of Section 7.2. For the avoidance of doubt, the Parties agree that the Prior Agreement governed the Parties’ relationship from November 25, 2008 (the date of execution of the Prior Agreement) until the Effective Date of this Agreement.
     7.2. Termination.
          7.2.1. Termination for Convenience. This Agreement may be canceled by either Party for any reason or no reason, whether or not extended beyond the initial Term, by giving the other Party written notice three hundred sixty-five (365) days in advance.
          7.2.2. Termination for Cause. Except as set forth in Subsection 7.5 below, in the event of any material breach of this Agreement, the non-breaching Party may terminate this Agreement by giving thirty (30) days’ prior written notice to the breaching Party; provided, however, that this Agreement shall not terminate if the breaching Party has cured the breach prior to the expiration of such thirty (30) day period, or if such breach cannot be cured within such thirty (30) day period, the breaching Party has taken steps within such thirty (30) day period to cure the breach and thereafter cured such breach as soon as practicable.
          7.2.3. Termination for Insolvency. This Agreement shall terminate, without notice (i) upon the institution by or against either Party of insolvency, receivership or bankruptcy proceedings or any other proceeding for the settlement of such Party’s debts, (ii) upon either Party’s making an assignment for the benefit of creditors, or (iii) upon either Party’s dissolution or ceasing to do business.
     7.3. Fulfillment of Purchase Orders upon Termination. Upon expiration or termination of this Agreement for reasons other than solely for OEM’s breach or insolvency, Netronome shall continue to fulfill, subject to the terms of Article 2 above, all Purchase Orders accepted by Netronome prior to the date of termination.
     7.4. Return of Materials. Except as required for OEM to provide End-User Maintenance Services hereunder, upon expiration or termination of this Agreement for any reason, the Parties shall return to one another their respective Confidential Information, Documentation and all other tangible materials related to the other Party’s products, including, without limitation, all derivative works and translations thereof. If OEM shall cease to provide

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End-User Maintenance Services hereunder for any reason, OEM shall return to Netronome all remaining tangible items related to the Equipment or other Licensed Materials.
     7.5. Survival. The provisions of Section 1.3 (“Independent Contractors”), Section 2.8 (“Payment”), Section 5.1 (“Minimum Commitment(s)”) Section 6.5 (“End-User Maintenance”), Section 6.8 (“Make or Manufacture Option”), Article 4 (“Limited Warranties and Disclaimers”), Article 8 (“Intellectual Property Rights and Confidentiality”), Article 10 (“Intellectual Property Rights Indemnity”), and Article 12 (“General Provisions”) shall survive the expiration or termination of this Agreement for any reason. All licenses to the Licensed Materials granted or otherwise entered into with End-Users hereunder prior to the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement for any reason. All other rights and obligations of the Parties shall cease upon termination of this Agreement.
8. INTELLECTUAL PROPERTY RIGHTS AND CONFIDENTIALITY
     8.1. Intellectual Property Rights. OEM hereby recognizes that, except as expressly and unambiguously provided in this Agreement, nothing in this Agreement grants OEM any Intellectual Property Rights in the Equipment, Licensed Materials, or Netronome’s Confidential Information or Marks, and all rights to such Intellectual Property Rights are retained by Netronome. Netronome hereby recognizes that, except as expressly and unambiguously provided in this Agreement, nothing in this Agreement grants Netronome any Intellectual Property Rights in the OEM’s Confidential Information, OEM’s Marks or any Intellectual Property Rights created by OEM or on behalf of OEM that make OEM’s products compatible with the Equipment and Licensed Materials, and all rights to such Intellectual Property Rights are retained by OEM. OEM also agrees to retain all proprietary marks, legends and patent and copyright notices that appear on the Equipment, Licensed Materials, or Netronome’s Confidential Information or Marks delivered to OEM by Netronome and all whole or partial copies thereof. This Agreement is non-exclusive, and nothing contained herein shall prevent or otherwise limit either Party from, on its own or jointly with third parties, developing products or services that are substantially similar as or competitive with the other Party’s products and servces as long as such Party does so (i) independently and without any use or disclosure of the other Party’s Confidential Information, and (ii) without breaching its other obligations under this Agreement.
     8.2. Confidentiality.
          8.2.1 Definition. “Confidential Information” means: (a) any non-public technical or business information of a Party, including without limitation any information relating to a Party’s techniques, algorithms, software, know-how, current and future products and services, research, engineering, designs, financial information, procurement requirements, manufacturing, customer lists, business forecasts, marketing plans and information whether written, oral, or provided by any other means; (b) any other information of a Party that is disclosed in writing and is conspicuously designated as “Confidential” at the time of disclosure or that is disclosed orally and is identified as “Confidential” at the time of disclosure; and (c) the specific terms and conditions of this Agreement.
          8.2.2 Exclusions. Confidential Information shall not include information which: (a) is or becomes generally known to the public through no fault or breach of this Agreement by the receiving Party; (b) the receiving Party can demonstrate by written evidence was rightfully in the receiving Party’s possession at the time of disclosure, without an obligation of confidentiality; (c) the receiving Party rightfully obtains from a third party not under a duty of confidentiality and without restriction on use or disclosure; or (d) is required to be disclosed pursuant to, or by, any laws, court order or other legal process, provided that the receiving Party shall, promptly upon learning that such disclosure is required, give written notice of such disclosure to the disclosing Party.
          8.2.3 Obligations. Each party shall maintain in confidence all Confidential Information of the disclosing Party that is delivered to the receiving Party and will not use such Confidential Information except as expressly permitted herein. Each Party will take all reasonable measures to maintain the confidentiality of the other Party’s Confidential Information, but in no event less than the measures it uses to protect its own Confidential Information. Each Party will limit the disclosure of such Confidential Information to those of its employees with a bona fide need to access such Confidential Information in order to exercise its rights and obligations under this Agreement, provided, however, that all such employees are bound by a written non-disclosure agreement that

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contains restrictions at least as protective as those set forth herein. Notwithstanding the foregoing, Netronome acknowledges and agrees that OEM may be required to file this Agreement (including any amendments hereto) with the U.S. Securities Exchange Commission (the “SEC”) and related securities exchanges and government agencies pursuant to its reporting obligations under the law as a public company, and that all such filings will result in this Agreement becoming a publicly available document. OEM shall make any such filings as is necessary under law without the prior consent of, or consultation with, Netronome.
          8.2.4 Injunctive Relief. Each Party understands and agrees that the other Party will suffer irreparable harm in the event that the receiving Party of Confidential Information breaches any of its obligations under this Section 8 and that monetary damages will be inadequate to compensate the non-breaching Party for such breach. In the event of a breach or threatened breach of any of the provisions of this Section 8, the non-breaching Party, in addition to and not in limitation of any other rights, remedies or damages available to it at law or in equity, shall be entitled to seek a temporary restraining order, preliminary injunction and/or permanent injunction in order to prevent or to restrain any such breach by the other Party.
     8.3. Source Code. OEM agrees that except as provided in Section 6.8 (“Make or Manufacturer Option”) hereunder, (i) the Source Code of the Licensed Materials is not being provided to OEM, and that OEM has no right to access or use such Source Code, and (ii) OEM may not decompile, reverse engineer or otherwise manipulate the Software so as to derive such Source Code.
9. PUBLICITY; TRADEMARKS AND TRADE NAMES
     9.1. Publicity. Except as permitted under this Agreement, neither Party to this Agreement may publicize the existence of the business relationship established by this Agreement in connection with its products, promotions and publications without the written consent of the other Party, which approval shall not be unreasonably withheld.
     9.2. Use of Marks. During the Term, (i) OEM shall have the right to indicate to the public that its systems contain Equipment and other Licensed Materials and to designate such Equipment and other Licensed Materials under the Marks that Netronome may adopt from time to time, and (ii) either Party may use the logos of the other Party in its promotional materials and publications to represent the Parties business relationship to the extent provided hereunder; provided that all uses of each Party’s Marks must be in accordance with each Party’s usage guidelines therefore and must be pre-approved by each Party’s respective marketing departments. Except as set forth in this Article 9, nothing contained in this Agreement shall grant to either Party any right, title or interest in either Party’s Marks. At no time during or after the Term shall either Party challenge or assist others to challenge the Intellectual Property Rights in either Party’s Marks or the registration thereof or attempt to register any Marks confusingly similar to either Party’s Marks. Despite the foregoing, neither Party may disclose the specific terms of this Agreement, except as required by applicable law or legal process.
     9.3. Equipment. Upon OEM’s request, Netronome shall affix to designated Equipment (including, without limiation, Finished Products) or other Licensed Materials certain of Netronome’s and/or OEM’s Marks. Netronome shall also use commercial reasonable efforts to accommodate OEM’s requests to otherwise alter the exterior of a Finished Product so that it is private labeled as a product of OEM. OEM will pay Netronome’s reasonable set-up costs plus any variance in product cost for such product labeling. Netronome and OEM must approve in writing the affixation, use or other display of a Mark on Equipment or other Licensed Materials, and the manner of such affixation. OEM may modify the external packaging and/or labeling of Equipment or other Licensed Materials for the purpose of private labeling the products consistent with other products manufactured by OEM. Any modifications to the Equipment or other Licensed Materials are subject to Netronome’s prior approval of the technical content of those modifications.
10. INTELLECTUAL PROPERTY RIGHTS INDEMNITY
     10.1. Indemnification. Netronome shall indemnify, defend and hold OEM harmless from and against any and all third party claims, actions or demands that the Equipment or other Licensed Materials as provided by Netronome to OEM under this Agreement infringes or violates any Intellectual Property Right. Netronome will pay

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any damages, settlements, costs or expenses (including reasonable attorneys’ fees) attributable to such claims, actions or demands awarded against OEM.
     10.2. OEM Obligations. Netronome’s obligations under this Article 10 are contingent on OEM (i) providing prompt written notice to Netronome of such suit, claim, or proceeding, (ii) giving Netronome reasonable information, assistance and cooperation required to defend such suit, claim, or proceeding, so long as Netronome pays OEM its reasonable out-of-pocket expenses, and (iii) allowing Netronome to control the defense of any such action and all negotiations for its settlement or compromise. OEM may be represented in the defense of any such claim, at OEM’s expense, by counsel of OEM’s selection. Netronome shall have no liability for settlements or costs incurred without its consent.
     10.3. Injunctive Relief. In the event that an injunctive restraint is obtained against OEM’s use of the Equipment or Licensed Materials by reason of infringement or violation of any Intellectual Property Right, or if in Netronome’s opinion the Equipment or other Licensed Materials is likely to become the subject of such an injunction, Netronome shall have the right, but not the obligation, to (i) procure for OEM the right to continue to use the Equipment or other Licensed Materials as provided in this Agreement, (ii) replace or modify the Equipment or other Licensed Materials so that it becomes non-infringing (so long as the functionality of the Equipment or other Licensed Materials is essentially unchanged), or (iii) if neither (i) or (ii) above are reasonably commercially practical, terminate the right to use such Equipment or other Licensed Materials, remove it and grant OEM a credit thereon as depreciated on a straight-line five (5) year basis.
     10.4. Limitation of Liability. The provisions of Section 10.1 notwithstanding, Netronome assumes no liability under this Article 10 to the extent any claim of infringement or misappropriation results from (i) use of a Netronome Product in combination with any other products, if infringement would not have occurred but for such combination, (ii) trademark infringements involving any marking or branding not applied by Netronome or involving any marking or branding applied at the request of OEM; or (iii) infringements involving the modification or servicing of the Equipment, or any part thereof, by anyone not under the control of, or not having the written authorization of Netronome to do such modification or servicing, with the exception of modifications or servicing by OEM in accordance with written instructions supplied by Netronome.
     10.5. Entire Liability. This Article 10 states the entire liability of Netronome with respect to any alleged infringement of any Intellectual Property Rights by the Equipment or any part thereof.
     10.6. Notification of Unauthorized Use. Each Party shall promptly notify the other in writing upon its discovery of any unauthorized use or infringement of the other’s products, documentation, Confidential Information or Intellectual Property Rights. In the event either Party seeks to bring an infringement action or proceeding against any infringing third party, the other Party shall cooperate and provide full information and assistance to Netronome and its counsel in connection with any such action or proceeding.
11. LIMITATION OF LIABILITY
     EXCEPT FOR LIABILITY ARISING FROM SECTION 8 (“INTELLECTUAL PROPERTY RIGHTS AND CONFIDENTIALITY”), SECTION 10 (“INTELLECTUAL PROPERTY RIGHTS INDEMNITY”), OR DEATH, REGARDLESS OF THE FORM OF ANY CLAIM OR ACTION, IN NO EVENT SHALL EITHER PARTY’S TOTAL LIABILITY TO THE OTHER PARTY EXCEED THE GREATER AMOUNT OF FOUR MILLION DOLLARS ($4,000,000) OR THE TOTAL AMOUNT RECEIVED BY NETRONOME HEREUNDER WITH RESPECT TO THE NETRONOME PRODUCT THAT IS THE SUBJECT OF A CLAIM HEREUNDER.
WHETHER BASED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE), IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY LOSS OF DATA, LOSS OF PROFITS (EXCEPT, FOR LIABILITY ARISING FROM SECTION 10 (“INTELLECTUAL PROPERTY RIGHTS INDEMNITY”), TO THE EXTENT LOST PROFITS CONSTITUTE THE MEASURE OF DAMAGES UNDER FEDERAL PATENT OR COPYRIGHT LAWS OR APPLICABLE TRADE SECRET STATUTES, OR LOSS OF USE OF THE PRODUCTS OR DOCUMENTATION OR ANY EQUIPMENT, OR FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER DAMAGES, ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT EVEN IF THE OTHER PARTY HAS BEEN MADE AWARE OF

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THE POSSIBILITY OF SUCH DAMAGES. THIS DISCLAIMER OF LIABILITY FOR DAMAGES WILL NOT BE AFFECTED IF ANY REMEDY PROVIDED HEREUNDER SHALL FAIL OF ITS ESSENTIAL PURPOSE.
12. GENERAL PROVISIONS
     12.1. OEM’s Export Compliance. OEM shall, at its own expense, pay all import and export licenses and permits, pay customs charges and duty fees, and take all other actions required to accomplish the export and import of the Equipment purchased by OEM from the point of delivery. OEM understands that Netronome is subject to regulation by agencies of the U.S. government, including the U.S. Department of Commerce, which prohibit export or diversion of certain technical products to certain countries. OEM warrants that it will comply in all respects with the export and reexport restrictions set forth in the export license for every Equipment shipped to OEM.
     12.2. U.S. Government Contracts. If OEM’s order is placed under a contract with the United States Government, Netronome agrees to comply with those contract provisions and regulations with which, pursuant to law, it must comply and of which OEM has, at the time of order placement, placed Netronome on written notice. In no event will United States Government Cost Accounting Standards apply. All rights in technical data and software owned or licensed by Netronome or any third party licensor or manufacturer are hereby reserved and deemed restricted or limited. No provision of OEM’s contract with the United States Government will be binding on Netronome or the third party licensor or manufacturer except as expressly set forth in this paragraph.
     12.2. Governing Law. This Agreement, the covenants and provisions contained herein and transactions contemplated hereby, are made under and shall be governed by, construed and enforced in accordance with the laws of the State of New York, U.S.A., without regard to that body of law controlling conflicts of law, and specifically excluding from application to this Agreement the United Nations Convention on Contracts for the International Sale of Goods. The federal and state courts within the State of New York, U.S.A., shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement. Each Party hereby expressly consents to (i) the personal jurisdiction of the federal and state courts within New York, (ii) service of process being effected upon it by registered mail sent to the address set forth at the beginning of this Agreement, and (iii) the uncontested enforcement of a final judgment from such court in any other jurisdiction wherein either Party or any of its assets are present.
     12.3. Entire Agreement. This Agreement (together with all exhibits attached hereto which are incorporated herein by reference) sets forth the entire agreement and understanding of the Parties relating to the subject matter herein and merges all prior discussions between them. Upon the execution of this Agreement, the Prior Agreement (and all amendments thereto) shall be automatically terminated and replaced with this Agreement and this Agreement shall be the only amendment to the Prior Agreement as of the Effective Date. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the Party to be charged. Any Statement of Works previously entered into by the Parties pursuant to Section 6.7 shall remain in full force and effect in accordance with their terms. For the avoidance of doubt, the Parties agree that the Prior Agreement governed the Parties’ relationship from November 25, 2008 (the date of execution of the Prior Agreement) until the Effective Date of this Agreement.
     12.4. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effective upon Receipt.
     12.5. Force Majeure. Neither Party will be liable for any failure to perform acts, other than payment obligations, to the extent such performance is rendered impossible due to unforeseen circumstances or causes beyond such party’s reasonable control, including, but not limited to, acts of God, war, riot, embargoes, acts of civil or military authorities, acts of terrorism or sabotage, electronic viruses, worms or corrupting microcode, shortage of supply or delay in delivery by Netronome’s vendors, fire, flood, earthquake, accident, strikes, radiation, inability to secure transportation, failure of communications or electrical lines, facilities, fuel, energy, labor or materials. In an event of force majeure, either party’s time for delivery or other performance will be extended for a period equal to the duration of the delay caused thereby.

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     12.6. Nonassignability and Binding Effect. Neither Party shall assign this Agreement or otherwise transfer this Agreement to any third party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or denied. Notwithstanding the foregoing, either Party may assign this Agreement without the consent of the other Party if a majority of its outstanding voting capital stock is sold to a third party, or upon the merger or consolidation of one Party into, or the sale of all or substantially all of the assets of such Party to, a third party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties’ successors and their permitted assigns.
     12.7. Legal Expenses. The prevailing Party in any legal action brought by one Party against the other and arising out of this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs and reasonable attorneys’ fees.
     12.8. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. This Agreement may be executed by facsimile or scanned signatures. Each individual executing this Agreement on behalf of a Party has the requisite power and authority to sign this Agreement on behalf of such Party.
     12.9. No Waiver. The failure by either Party to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision. Neither Party will be deemed to have waived any rights or remedies hereunder unless such waiver is in writing and signed by a duly authorized representative of the Party against which such waiver is asserted. Similarly, the acceptance by Netronome of a partial payment by OEM shall not constitute a waiver of a payment default and shall not preclude Netronome from exercising any other remedy to which Netronome would otherwise be entitled. In the event of default, Netronome shall have all the remedies provided by law. The exercise or failure to exercise any remedy shall not preclude the exercise of that remedy at another time or of any other remedy at any time.
     12.10. Mediation and Arbitration. The Parties will endeavor to settle amicably by mutual discussions any disputes, differences, or claims whatsoever related to this Agreement. Except for instance where equitable relief is permitted under this Agreement, any and all claims, disputes, or controversies arising under, out of, or in connection with this Agreement or the breach thereof, (herein “dispute”) shall be submitted to the chief operating officer (or equivalent) of each Party (or their designee) for a good faith attempt to resolve the dispute. The position of each Party shall be submitted, and the individuals promptly thereafter shall meet at a neutral site. If the Parties are unable to reach agreement within fifteen (15) days following such meeting, then any dispute which has not been resolved within said fifteen (15) days by good faith negotiations between the parties shall be resolved at the request of either Party by final and binding arbitration. Arbitration shall be conducted in Washington, D.C., by a single arbitrator. The arbitrator shall be knowledgeable in the commercial aspects of software licensing, the GNU General Public License, Internet applications, networking, network security, technical consulting services and copyright and patent law and the Commercial Arbitration Rules of the American Arbitration Association. The Parties shall meet to agree upon an arbitrator within fifteen (15) days after the receipt by the noticed Party of the demand for arbitration delivered in the manner set forth herein for providing notice to the parties. In the event the Parties cannot agree on an arbitrator, then the American Arbitration Association shall select the arbitrator. The arbitrator shall make detailed written finding to support his/her award. The arbitrator shall render his/her decision no more than sixty (60) days after the parties finally submit the claim, dispute or controversy. Judgment upon the arbitration award may be entered in any court having jurisdiction.

Exhibits
Exhibit A	Definitions
Exhibit B-1	Netronome Products
Exhibit B-2	Special Products
Exhibit B-3	Development Software
Exhibit B-4	Specifications
Exhibit C-1	List Price
Exhibit C-2	OEM Pricing
Exhibit C-3	Form of Purchase Order
Exhibit D-1	OEM Form of End User Software License Agreement

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Exhibits
Exhibit D-2	Netronome Form of End User License Agreement
Exhibit E	Netronome End of Life Policy
Exhibit F	Support Plan
Exhibit G	Enhanced Inspection
Exhibit H	Quality Test Plan
IN WITNESS WHEREOF the Parties have entered into this Amended and Restated Original Equipment Manufacturer Agreement as of the date set forth below:

Netronome Systems Inc.			Sourcefire, Inc.
(Netronome)			(OEM)

By:	/s/ Jarrod J.S. Siket		By:	/s/ Todd P. Headley

	Name:	Jarrod J.S. Siket		Name:	Todd P. Headley
	Title:	SVP & General Manager, Sales & Marketing		Title:	Chief Financial Officer

Date: May 10, 2010			Date: May 10, 2010
[END]
[EXHIBITS FOLLOW]

Netronome Systems, Inc.• - Sourcefire, Inc. A&R OEM Agreement May 2010	Page 17

EXHIBIT A
DEFINITIONS
“Affiliates” means (i) any Company which controls, is controlled by, or is under common control with a Party, and (ii) authorized systems integrators and contract manufacturers, value-added resellers, resellers and distributors of such Party’s products or services. A Company shall be deemed to “control” another if it owns or controls more than fifty percent (50%) of the voting stock or other ownership interest of the Company. References herein to Netronome and OEM shall be deemed to include reference to their Affiliates unless otherwise specified or the context otherwise requires.
“Agreement” shall mean this Original Equipment Manufacturer Agreement, its Exhibits, and their Schedules or other attachments, which shall form an integral part of the Agreement. In the event of any discrepancy, the documents to prevail shall be given precedence in the following order: (i) this Original Equipment Manufacturer Agreement, (ii) the Exhibits, (iii) their Schedules or other attachments, and (iv) the Purchase Order.
“Audit Rights” shall mean a Party’s right to have a nationally-recognized accouting firm other than the Party’s own accounting firm audit the other Party’s books and records on reasonable prior notice for the purpose of making a factual determination of whether a specified event has occurred. In carrying out such audit responsibilities, said accounting firm shall use generally accepted accounting principles (hereafter “GAAP”), as consistently applied by the audited Party. The auditor’s working papers shall not be made available to the Party requesting the audit.
“Change Order” shall have the meaning given to it in Section 2.5.
“Change Order Fees” shall have the meaning given to it in Section 2.5.
“Company” shall mean a corporation, company, limited liability company or other legal entity.
“Confidential Information” shall have the meaning set forth in Section 8.2.1.
“Customers” means, individually or collectively, as applicable, all Companies and their successors and assigns, in the chain of manufacturing, distribution, sale and use of a Party’s products or services, including without limitation, such Party’s Affiliates, third party licensees, resellers, agents, contract manufacturers, integrators, representatives, distributors, system operators and End-Users.
“Day(s),” “month(s),” “quarter(s)” and “year(s)” shall mean calendar days, months, quarters or years, unless otherwise specified.
“Delivery,” “Delivered,” “Deliver” or other forms of the term shall mean the physical transfer of Equipment or other Licensed Materials by Netronome to (i) OEM, (ii) an OEM-specified common carrier or freight forwarder, or (iii) otherwise as directed by OEM to an authorized agent.
“Development Software” shall mean any and all Software made available to OEM from Netronome, the current versions of which are set forth in Exhibit B-3 (“Development Software”) hereto, that facilitate or relate to the development of (i) the Equipment or other Licensed Materials, (ii) interfaces between the Equipment or other Licensed Materials and other Hardware or Software, or (iii) Enhancements to the Equipment or other Licensed Materials which have not yet been made generally available for End-Users, including any Enhancements hereafter made or any revision thereto.
“Documentation” shall mean any and all documentation (whether provided in hard copy, on-line or electronic form) that relate to the Equipment or other Licensed Materials, including, without limitation, user manuals, training materials, product descriptions and Specifications, technical manuals, supporting materials and other printed information relating to the Equipment or other Licensed Materials, in effect and generally available from Netronome as of the date the Equipment or other Licensed Materials is shipped to OEM, and any succeeding changes thereto. Documentation shall include, if applicable, documentation provided to Netronome by its suppliers
Netronome Systems, Inc.• — Sourcefire, Inc. A&R OEM Agreement May 2010

or licensors to the extent Netronome is authorized by such third parties to provide such material under the terms in this Agreement. “Documentation” does not include Source Code.
“Effective Date” shall mean the date first identified above as the Effective Date.
“Emergency Situation” shall mean a Material Defect in the Equipment or other Licensed Materials that directly causes (i) substantial impairment to the operation of the network in which the Equipment or other Licensed Materials is installed; or (ii) a material danger of bodily injury or property damage to End-Users.
“Emergency Purchase Order” shall mean a Purchase Order designated by OEM to be critical with Delivery required inside the standard lead times of the Equipment or Licensed Materials.
“End of Life” or “EOL” means Netronome’s published End of Life policy with respect to the Equipment or other Licensed Materials, the current version of which is attached as Exhibit E (“Netronome End of Life Policy”) hereto.
“End-User” shall mean any third party to whom a Party offers its products for purchase and/or license solely for such third party’s own internal needs and not for subsequent resale.
“End-User Maintenance Services” shall mean the provision of Level 1 Support in relation to (i) the diagnosis and correction of defects in the Equipment or other Licensed Materials via telephone support and remote system access and (ii) providing qualified personnel at an End-User site to aid in the diagnosis and correction of defects.
“End-User Software License Agreement” shall mean OEM’s standard End-User Software License Agreement pursuant to which End-Users are granted the rights to utilize Licensed Materials in or provided with OEM’s products, the current version of which is attached as Exhibit D-1 (“OEM Form of End-User Software License Agreement”) hereto.
“Enhancements” shall mean any Modifications or Upgrades hereafter made or any revision thereto.
“Epidemic Failure” shall mean those substantial deviations from the Specifications existing at the time of Delivery which seriously impair the use of Netronome Products but which are not reasonably discernible at that time and which are evidenced by an identical, repetitive defect due to the same cause and occurring in the same series of the Netronome Products.
“Equipment” shall mean any Netronome Products, Special Products or Spares, and any Enhancements hereafter made or any revision thereto.
“Escrowed Materials” means all information necessary to manufacture the Equipment or Licensed Materials in electronic media form, including, without limitation, (i) all Source Code and source Documentation for the Software, (ii) all Hardware designs, specifications and other information relative to the manufacturer of the Equipment, (iii) all manufacturing process instructions, drawings, specifications, ICT test programs, functional test programs, schematics, mechanical PDF and CAD files, (iv) all programmable files, PCB CAD files, gerber files, artwork files, (v) to the extent it does not violate Netronome’s existing agreements with its suppliers, a costed Bill of Materials for the Equipment and the Licensed Materials (if any), as well as all other bills of material and authorized vendor lists for the Equipment or Licensed Materials, and any updates thereto.
“Finished Products” shall mean an appliance comprised of hardware and software that is manufactured by Netronome and that when shipped from Netronome is ready for use by End-Users without the requirement of OEM or its contract manufacturers having to perform any modifications, integration or assembly (excluding modification or assembly in which to private label or brand the product as a product of OEM).
“Hardware” shall mean the hardware components of any Equipment.
“Installation” shall mean the date the Equipment is initially installed in OEM’s product(s) on behalf of an End-User.
Netronome Systems, Inc.• — Sourcefire, Inc. A&R OEM Agreement May 2010

“Intellectual Property Rights” or “IPR” shall mean all forms of intellectual property rights and protections that may be obtained for, or may pertain to, a Party’s products, documentation or Confidential Information, and may include without limitation: (i) all right, title and interest in and to all Letters Patent and all filed, pending or potential applications for Letters Patent, including any reissue, reexamination, division, continuation or continuation-in-part applications throughout the world now or hereafter filed; (ii) all right, title and interest in and to all trade secrets, and all trade secret rights and equivalent rights arising under common law, state law, U.S. Federal law and laws of foreign countries; (iii) all right, title and interest in and to all mask works, copyrights and other literary property or authors rights, whether or not protected by copyright or as a mask work, under common law, state law, U.S. Federal law and laws of foreign countries; and (iv) all right, title and interest in and to all Marks.
“Level 1” support are those activities to assist the End-User in resolving “how to” and operational-type questions, as well as technical questions on installation procedures.
“Level 2” support are those activities that require additional research and analysis of an End-User problem. The [Service Request] database is checked to locate a duplicate of the problem being reported and the previous solution applied to that problem.
“Level 3” support are those activities that require duplication of the user problem, analysis of records and distribution of a fix to resolve the End-User problem.
“Licensed Materials” shall mean the Software, Development Software and Documentation, and any Enhancements hereafter made or any revision thereto, subject to this Agreement, including, without limitation, any “on-line” or electronic Documentation associated therewith. The Parties agree that except as may be agreed to upon mutual written agreement, specifically identifying this Agreement and stating an intent to make such changes, any reference to Licensed Materials being “sold” or “purchased” hereunder is understood in fact to be a reference to the Licensed Materials being licensed or leased.
“List Price” shall mean the price for the Equipment or other Licensed Materials as set forth in Netronome’s published United States price list, the current version of which is attached as Exhibit C-1 (“List Price”) hereto.
“Load-Balancing Interface Module” or “LBIM Assembly” means those load-balancing interface modules made available to OEM by Netronome as Netronome Products under this Agreement, including LBIM Spares set forth on Exhibit B-1 (“Netronome Products”).
“Maintenance Fees” shall mean the periodic fees to be paid by OEM to Netronome under Section 6.4 for Support Services provided by Netronome. The Maintenance Fees as of the Effective Date are set forth in Exhibit C-2 (“OEM Pricing”) and may be amended from time to time upon the renewal of the maintenance periods thereof.
“Marks” shall mean all proprietary indicia, trademarks, trade names, symbols, logos, service marks, quality designations, brand names and any other proprietary words and symbols under common law, state law, U.S. Federal law and laws of foreign countries adopted from time to time that either Party uses to identify itself, its business products and services.
“Material Defect” shall mean any reported malfunction, error or other defect in the Equipment or other Licensed Materials that: (i) can be reproduced by either Party; and (ii) constitutes a substantial nonconformity with the Specifications for such Equipment or other Licensed Materials.
“Minimum Commitment(s)” shall have the meaning set forth in Exhibit C-2 (“OEM Pricing”).
“Modification” means a revision, new function or minor change to the Equipment or other Licensed Materials intended to correct errors or non-conformance with Documentation and provided as a change in the then current release or version of the Equipment or other Licensed Materials. Modifications may be issued as a “point release” (that is, the version number of which release, in comparison to the previous release, has not changed in the digits before the decimal point but has changed in the first digit after the decimal point).
Netronome Systems, Inc.• — Sourcefire, Inc. A&R OEM Agreement May 2010

“Netronome Product(s)” shall mean the standard products and Spares that are manufactured by Netronome for general availability to End-Users available for purchase by OEM hereunder, including any Finished Products, Hardware or Licensed Materials, and any Enhancements hereafter made or any revision thereto. The Netronome Product(s) listed in Exhibit B-1 (“Netronome Products”) hereto may be modified or discontinued by Netronome and additional Netronome Product may be added to this list by Netronome in accordance with the provisions of Sections 6.2 and 6.3.
“Object Code” shall mean computer programs assembled or compiled in magnetic or electronic binary form on software media, which are readable and usable by machines, but expressed in a form that is not generally readable or suitable for modification by humans without reverse-assembly, reverse-compiling or reverse-engineering.
“Place(s) of Delivery” means the location(s) or place(s) where the Equipment or other Licensed Materials is to be shipped, as specified in the ‘SHIP TO’ named field of the Purchase Order which may include OEM’s Customers. In the absence of such specification, the Place(s) of Delivery shall be deemed OEM’s primary place of business.
“Purchase Order” shall mean a written order in a form as mutually satisfactory to the Parties, an example of which is attached as Exhibit C-3 (“Form of Purchase Order”) hereto.
“Purchase Price” shall mean the amount to be paid by OEM to Netronome for the Equipment or other Licensed Materials as determined in accordance with Section 2.2 and net of any applicable shipping, freight, taxes, and other charges or fees.
“Receipt” or “Received” means (a) with respect to any notice, Purchase Order or other communication required or permitted under this Agreement (each a “Notice”) the earliest to occur as follows: (i) the date upon which such Notice was delivered, when delivered by hand, or when telexed, when delivered by facsimile transmission, (ii) the next business day if the Notice was emailed and the recepient has confirmed its receipt, or (iii) on the fifth (5th) business day following the date the Notice was mailed by registered or certified mail (return receipt requested), postage prepaid, to a Party at the address first listed above for such Party, or at such other address for a Party as shall be specified by like Notice, and (b) with respect to any other receipt of a tangible item, the date upon which such item was actually delivered.
“Return Material Authorization” or “RMA” number means an authorizaton number granted by Netronome to OEM to return Equipment or Licensed Materials.
“Scheduled Delivery Date” shall mean the latest possible delivery date by which the Equipment or other Licensed Materials may be timely Delivered by Netronome to OEM as specified in the ‘DELIVERY DATE’ named field in the Purchase Order accepted by Netronome.
“Services” shall mean those consulting, engineering, installation, optimization, maintenance, repair, technical support, training, and other services referred to herein as being performed by Netronome. These Services and pricing for such Services shall be set forth in Exhibit C-2 (“OEM Pricing”) hereto. The Parties may mutually agree in writing to amend Exhibit C-2 (“OEM Pricing”) hereto from time to time to expand or reduce the Services and prices therefore covered under this Agreement.
“Severity Level” shall mean a designation (i.e., “Severe”, “Moderate” and “Minor”) assigned to errors that is intended to indicate the seriousness of the error based upon the impact that the error has on the End-User’s operation: (i) “Severe” is a “critical problem” — the product is unusable or an error severely impacts an End-User’s operation, and there are no workarounds to restore product functionality. A Severity Level of Severe requires maximum effort to resolve a critical problem; (ii) “Moderate” is a “major problem” — significant product functionality is not working according to product definitions, or significant business objectives cannot be met; (iii) “Minor” is a “minor problem” — minor product functionality is not working according to product definitions, or minor business objectives cannot be met.
“Software” shall mean the computer software (including firmware) of any form, provided by one Party to the other Party, which enables their respective product to perform its functions and procedures in accordance with its respective Documentation, including any Enhancements hereafter made or any revision thereto. The Parties agree
Netronome Systems, Inc.• — Sourcefire, Inc. A&R OEM Agreement May 2010

that except as may be agreed to upon mutual written agreement, specifically identifying this Agreement and stating an intent to make such changes, any reference to Software being “sold” or “purchased” hereunder is understood in fact to be a reference to the Software being licensed or leased.
“Source Code” shall mean the original fully commented form on any media of the Software in the language as used by a Party, or any translation or modification of such Software which substantially preserves its original identity together with: (i) all necessary proprietary information and technical documentation which will enable a reasonably skilled software engineer(s) to maintain or enhance the Software without the aid of the other Party or any other person or reference to any other materials; (ii) maintenance tools (test programs and program specifications); (iii) proprietary or third party system utilities (compiler and assembler descriptions); (iv) a description of the Software’s system/program generation; and (v) descriptions and locations of hardware and software, if any, not owned by the Party but required for use and/or support of the Software.
“Spare(s)” shall mean any field replaceable units, such as replacement parts, sub-assemblies, circuit cards, modules and other electronic and mechanical assemblies necessary to support routine operation and maintenance of the Equipment or other Licensed Materials, which may be purchased separately as set forth in Exhibit C-2 (“OEM Pricing”) hereto.
“Special Products” shall mean the non-standard products that are manufactured by Netronome for special use by OEM, the most current versions of which are listed in Exhibit B-2 (“Special Products”) hereto, including any Equipment or other Licensed Materials, and any Enhancements hereafter made or any revision thereto. The Special Product(s) listed in Exhibit B-2 (“Special Products”) hereto may be modified or discontinued by mutual agreement and additional Special Product(s) may be added to this list by Netronome in accordance with the provisions of Sections 6.2 and 6.3..
“Specifications” shall mean the technical performance and functionality descriptions and other specifications published by Netronome applicable to the Equipment or other Licensed Materials that are in effect as of the date the Equipment or other Licensed Materials is shipped to OEM or to Customers, as applicable, the current version of which is attached as Exhibit B-4 (“Specifications”) hereto. The Parties agree that changes to the Specifications, procedures and conditions contained in this Agreement may be made from time to time upon mutual written agreement, specifically identifying this Agreement and stating an intent to make such changes. During the Term, whenever Netronome substantially amends the Specifications, Netronome shall promptly inform OEM of the revised Specifications.
“Standard Hours” shall mean the period of time from 8:00 a.m. until 5:00 p.m., Eastern time, Monday through Friday, excluding Federal holidays within the United States.
“Subsidiary” shall mean a Company: (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by a Party; or (ii) which does not have outstanding shares or securities, as may be the case in a partnership, joint venture, or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such Company is, now or hereafter, owned or controlled, directly or indirectly, by a Party; provided that such Company shall be deemed to be a Subsidiary only so long as such ownership or control exists.
“Support Agreement” shall mean that certain Support Plan Terms & Conditions Agreement between the Parties. A copy of the form of Support Agreement is attached as Exhibit F (“Support Agreement”) hereto.
“Support Plan” shall mean the terms and conditions upon which Netronome shall provide the Support Services, as specified in the Support Agreement.
“Support Services” shall mean the provision of maintenance and technical support Services in accordance with the Support Plan.
“Term” shall mean the period beginning on the Effective Date and terminating on the date this Agreement expires or otherwise is terminated in accordance with under Article 7.
Netronome Systems, Inc.• — Sourcefire, Inc. A&R OEM Agreement May 2010

“Territory” shall mean worldwide.
“Upgrades” shall mean additional or new modules, applications, modifications, features or functions, including but not limited to major Modifications, which improve performance or increase capacity of previously sold or leased Equipment or other Licensed Materials. Upgrades shall not include Hardware.
“Warranty Start Date” means the date of Delivery.
[END]
Netronome Systems, Inc.• — Sourcefire, Inc. A&R OEM Agreement May 2010